UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
May 8, 2008

EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	000-50872	66-0608955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road PR-1, Km. 24.5 Quebrada Arenas Ward San Juan, Puerto Rico 00926
(Address of principal executive offices) (Zip Code)

(787) 751-7340
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Control Agreement for Executive Officer

On May 8, 2008, EuroBancshares, Inc. (“EuroBancshares”) entered into a Change In Control Agreement (the “Agreement”) with Luis J. Berríos López, Jr., Executive Vice President and Chief Lending Officer of Eurobank, our wholly-owned banking subsidiary, which provides for a severance payment resulting from a termination of employment either prior to or following a Change in Control (as defined in the Agreement) of EuroBancshares or its subsidiary, Eurobank. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirely by reference to the terms of the Agreement attached hereto.

Pursuant to the terms of the Agreement, the Board of Directors of EuroBancshares is permitted to terminate the Agreement at any time prior to a Change in Control by providing at least ninety (90) days prior written notice to the executive officer. If the termination is due to a Constructive Termination (as defined in the Agreement) or is a result of an involuntary termination, other than a Termination for Cause (as defined in the Agreement), then Mr. Berríos will be entitled to receive a severance payment on the date of termination, plus accrued vacation and other benefits described therein. The severance payment that would become payable to Mr. Berríos upon such a termination would be equal to $500,000.

The Agreement further provides that Mr. Berríos will be entitled to receive a cash severance payment paid by EuroBancshares and Eurobank upon his termination of employment with Eurobank on or within two (2) years after a Change in Control due to either (1) a Constructive Termination or (2) his involuntary termination, other than a Termination for Cause. In the event that Mr. Berríos continues his employment with Eurobank for the period commencing on the date of a Change in Control and ending on the six-month anniversary of the Change in Control (the “Stay Put Period”), then Mr. Berríos will have the right to receive a cash severance payment paid by EuroBancshares and Eurobank upon the voluntary termination of his employment with Eurobank within thirty (30) days following the expiration of the Stay Put Period. In either case, the severance payment that would become payable to Mr. Berríos upon such a termination would be equal to $500,000.

Finally, the Agreement provide that for a period of two (2) years following the date of a Change in Control, Mr. Berríos shall be entitled to participate, and EuroBancshares or Eurobank shall continue to make contributions on his behalf, in all health, dental, disability, accident and life insurance plans or arrangements in which he or his dependents were participating immediately prior to the date of termination as if he continued to be employee of EuroBancshares or Eurobank. In the event that Mr. Berríos accepts employment with another employer during this two (2) year period, such additional benefits shall only be provided to the extent not covered by his new employer.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Change in Control Agreement, effective as of May 8, 2008, by and between EuroBancshares, Inc. and Luis J. Berríos López, Jr.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROBANCSHARES, INC.

Date: May 13, 2008	By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change in Control Agreement, effective as of May 8, 2008, by and between EuroBancshares, Inc. and Luis J. Berríos López, Jr.